UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VILLAGE BANK AND TRUST FINANCIAL CORP.

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Dear Shareholder,

Thank you for your support in 2016. We are pleased with the progress we made during the year and grateful for the diligent work of the Village team members who helped us to achieve so much during 2016.

•	We grew core commercial and consumer loans (excludes acquired student and USDA loans) by 13.6% in the product categories we are emphasizing strategically;
•	We increased low cost relationship deposits (checking, savings and money market accounts) 13.6% by adding and building business and consumer relationships;
•	Village Bank Mortgage Corporation increased loans purchased by investors by 4.9% leading to 21.4% growth in pretax earnings;
•	Nonperforming assets and classified assets were reduced by 47% and 32%, respectively, so that our asset quality metrics now fall comfortably in line with our peer group;
•	We sold our former headquarters building and terminated the last of the regulatory agreements under which we were operating; and
•	Our stock price increased by 41% from December 31, 2015 to December 31, 2016 and as of this writing sits at $27.30, an increase of 97% from the offering price in our rights offering on March 27, 2015.

While we are pleased with our progress, we are intensely focused on the journey ahead. Please take a moment to read the strategy section of our 10-K for information on both our destination and our plans for getting there. During 2016, we made several strategic hires to ensure that we have the talent and depth to accomplish our aspirations.

•	We restructured our executive team to consolidate risk, technology and operations functions under Jay Hendricks, a proven leader in team building and exceptional execution, to help ensure that we excel in these critical areas;
•	We hired Price Beazley, an innovative and agile technology leader from Capital One. As our Chief Technology Officer, we believe he can help us develop differentiated strategies for meeting the needs of our clients and team members;
•	We hired a talented digital marketing manager, Jim Dingus, to strengthen our marketing team and extend our reach;
•	We hired Kim Branco, who brings extensive operations experience to help lead our compliance and risk management function;
•	We successfully navigated a leadership transition in human resources and were fortunate to attract Lindsay Cheatham to serve as Director of Human Resources. We believe she has the expertise to help us attract, develop and inspire the talented team members we will need to achieve our aspirations; and
•	We hired George Karousos, a seasoned mortgage industry leader in our market, to succeed Jerry Mabry, who retired in January from his position as Village Bank Mortgage Corporation President. Jerry leaves behind a legacy of success and a strong team. We believe that George has the vision and skills to grow our mortgage banking team and footprint, streamline processes, explore ways to better serve the mortgage needs of bank clients, and increase margins in the business.

During 2017, we plan to:

•	Launch the ability to open deposit accounts and apply for consumer loans online;
•	Enhance the impact of our Customer Care Team by expanding staffing and upgrading technology to deliver a world class customer contact center;
•	Launch updated websites for the Bank and the Mortgage Company;
•	Hire additional relationship managers to grow our commercial banking team;
•	Expand our consumer loan offerings with a portfolio residential mortgage product;
•	Implement an end to end paperless loan origination process in mortgage banking;
•	Implement a new junior loan officer program and make strategic loan officer hires in mortgage banking to grow production;
•	Increase our digital marketing reach and brand building effectiveness by fully utilizing social media platforms;
•	Achieve core loan and low cost deposit growth comparable to 2016;
•	Improve our efficiency ratio through a combination of productivity initiatives and revenue growth;
•	Reduce the burden of preferred stock dividends on earnings available to common shareholders by redeeming preferred shares as rapidly as we believe is prudent. In February, we paid all accrued, unpaid dividends on the preferred stock and redeemed 688 shares. These actions alone will reduce preferred dividends in 2017 by $313,000, or $.22 per common share, from what they otherwise would have been;
•	Commit to a strategy for serving the financial advisory and investment needs of our consumer and business owner clients;
•	Prepare and position for successful growth through mergers and acquisitions that can complement solid, sustainable organic growth; and
•	Continue to strengthen the value proposition for our Village teammates by helping them to be fit to thrive on their journey through life. We plan to offer an enhanced 401k plan, financial education and planning and wellness initiatives.

It seems that the list of tasks and priorities never gets shorter.

As we look to the future, we want to honor two members of our board of directors who have made a lasting and positive difference for the Company.

Cal Esleeck passed away in October of 2016 after a short battle with cancer. Cal had an accountant’s business savvy combined with a generous spirit. A proud Marine who served in Vietnam, he had a great appreciation for the importance of confident and effective leadership and was a trusted coach to more than one executive and board member. He was a founding member of the Families of the Wounded Fund, a nonprofit that provides financial resources to families of active duty wounded service members who are being treated at Richmond VA Medical Center in Richmond. In honor of Cal’s lifelong efforts to serve others in our community, we have created the Cal Esleeck community champion award in his honor. The “CAL Award” will be awarded annually to recognize a Village team member who goes above and beyond to generously invest his or her time and talents to make a difference in our community.

As announced earlier, Bill Chandler has chosen not to stand for reelection at this shareholder meeting. Bill has made numerous important contributions as a director. With his engineering and production background, he brings a focus on the critical details that drive performance. As a successful business owner, he is always sensitive to the things that impact the customer experience, and he cares deeply about how we invest in our people and at the same time hold them accountable to our high expectations. Perhaps the most important qualities these two gentlemen shared are their authenticity and their willingness to speak their minds on difficult matters. We will dearly miss both of them.

We apologize for the lengthy report, but we believe that you deserve a comprehensive review of our progress and our plans. Because we have included statements about our plans and objectives for the future, you will notice below the forward-looking disclaimer that we would typically include in our earnings press releases. Please join us at our annual shareholder meeting on May 30th at 10:00 a.m. at Brandermill Country Club to hear more of our story. We hope to see you there.

Regards,

/s/ William G. Foster	/s/ Craig D. Bell
William G. Foster	Craig D. Bell
President and Chief Executive Officer	Chairman, Board of Directors

Forward-Looking Statements

In addition to historical information, this letter may contain forward-looking statements. For this purpose, any statement that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements may include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy and financial and other goals. Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

Additional Information

This letter may be deemed to be solicitation material in respect of the Company’s 2017 annual meeting of shareholders.  The Company filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on April 17, 2017 in connection with the annual meeting.  Shareholders are urged to read the proxy statement and any other relevant documents that the Company files with the SEC because they will contain important information.  The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in connection with the annual meeting. Information about the Company’s directors and executive officers is included in the proxy statement. Investors and shareholders may obtain a copy of the proxy statement and other documents filed by the Company free of charge from the SEC’s website at www.sec.gov. Shareholders may obtain a copy of the proxy statement free of charge by writing to C. Harril Whitehurst, Jr., Executive Vice President and Chief Financial Officer, whose address is P.O. Box 330, Midlothian, Virginia, 23113-0330, or from the Company’s website at www.villagebank.com.